EXHIBIT 10.3

                             JOINT VENTURE AGREEMENT


This Joint Venture Agreement [hereinafter "Agreement" or "JVA"] is entered into by Corazon & Corazon ["Corazon"] and Ruby Mining Company, d/b/a Admiralty Corporation ["Admiralty"], hereinafter "the Parties", for purposes of managing the exploration and recovery of valuable shipwrecks and cargoes and other underwater cultural heritage ["property"] at a site at Half Moon Reefs off the coast of Honduras, such exploration and recovery to be referred to in this JVA as "the Project".

   1.   ADMIRALTY'S DUTIES UNDER THE JVA.
          Admiralty agrees to use its best efforts, consistent with its sound business judgment, to pursue this Project. This shall include the provision of vessel platforms, personnel, and equipment for the exploration and recovery of property at the site, along with its proper stabilization, conservation, curation, storage, security, appraisal, and marketing. Admiralty agrees to host up to two (2) observers designated by Corazon on board any vessels engaged in operations at the site, providing for their transportation to and from the site on regularly-scheduled re-supply voyages only, their bunk and board (such expenses to be treated as a net expense under section 4.). Admiralty also agrees to give access to observers accredited by Corazon at any location or facility used and maintained by Admiralty of the stabilization, conservation, curation, storage, appraisal, and marketing of property recovered from the site.

   2.   CORAZON'S DUTIES UNDER THE JVA.
          Corazon agrees to use its best efforts, consistent with its sound business judgment, to pursue this Project. This shall include making the necessary disclosures of the site's location and other archival, historic, and operational data necessary for the success of the project. Such disclosures will be made to Admiralty and its officers and employees and agents under confidentiality terms and conditions agreeable to both parties.

   3.   DIVISION OF PROPERTY.
          The net proceeds of any property (as defined in the following sections) recovered from the site, pursuant to the Project, will be spilt among the Parties, according to the following formula: Corazon - 40%, Admiralty - 60%. Should another party establish a valid claim to part of the property, a 40% share by each Corazon and Admiralty shall be diminished equally unless mutually agreed otherwise.

        For Corazon property we mutually agree:

        At Corazon's option Admiralty will purchase Corazon's property on the following basis:

          a. Coins                 base metal value times 2
          b. Bars                  base metal value times 1.2
          c. Jewelry/Jewels        international wholesale value
          d. Everything else       Admiralty's net times 0.25


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        At Admiralty's options Admiralty may purchase Corazon's property on the following basis:

          a. Coins                base metal value times 5
          b. Bars                 base metal value times 1.5
          c. Jewelry/Jewels       international wholesale value times 1.5
          d. Everything else      Admiralty's net times 0.5

   It is agreed that Corazon may retain any amount up to and including 100% of its share for its own purposes either to keep or to give away. Corazon agrees not to sell any of its share directly or indirectly except via Admiralty.

   4.   DEFINITIONS OF NET PROCEEDS

          Sub-Section A. It is the intention of the Parties that the division of property recovered from the site, pursuant to this Project, will be net of reasonable, actual expenses. Only those reasonable, actual expenses directly attributable to the Project's operations will be deducted from gross proceeds. Among the categories of legitimate expenses to be deducted from the gross proceeds are the following:

        (a) Reasonable, actual vessel operation expenses while a vessel is on station or traveling to and from the site (including depreciation, chartering (if applicable), fuel, food, insurance, crew and manning expenses, the costs of hosting Corazon's observers (as per section 1 above), as well as any repairs or equipment replacement attributable to activities undertaken for the Project);
        (b) Reasonable, actual expenses for salaries, compensation, benefits and expenses of Project consultants, which shall include only archaeologists, conservators, appraisers, marketers and similar professionals or vendors. It is specifically contemplated by the parties that the salaries, compensation, benefits and expenses of the corporate directors, officers, counsel and principals of Corazon and Admiralty will not be subject to treatment as a net expense under this JVA;
        (c) All reasonable, actual expenses related to the transport (including dockage, clearance and customs fees (if applicable), stabilization, conservation, curation, storage, appraisal, security, insurance, and marketing of property recovered from the site).

        Those expenses not designated as net expenses shall be borne exclusively by the Party which incurs them.

           Sub-Section B. The Parties, may by mutual written agreement, supplement or modify this list of permissible net expenses, or designate or disqualify certain expenses as net expenses.

           Sub-Section C. Each Party agrees to ledger and documents all expenses to be treated as net expenses under this provision, and allow the examination, accounting and audit of

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        such expenses by the other Party, on demand within thirty (30) days of the presentation of the expense for deduction. If no demand is made within the prescribed period, the expense will be treated as a net expense.


   5.   VALUATION OF PROPERTY.

          Sub-Section A. All property recovered from the Project site will be subject to appraisal as individual items or lots.
          Sub-Section B. Admiralty will be responsible for the provision of at least two (2) appraisals for such property, such appraisals to be performed by independent, publicly recognized specialists or experts for the type of property being appraised. In the event that the two appraisals yield a valuation of an item (or lot of items) that is less than 50% of variance in value, the higher appraisal will control and be the final valuation. In the event that the two appraisals yield a valuation of an item (or lot of items) that is more than 50% variance in value, the average appraisal will control and be the final valuation. Corazon may, at his election, seek a third appraisal for an item (or lot of items), at its own expense and not subject to treatment as a net expense under section 4 of this JVA, if it so requests within thirty (30) days of receiving a valuation from Admiralty for a particular item (or lot of items). If a third appraisal is sought, the final valuation of an item (or lot of times) shall be average of all three appraisals, according to the following formula:

      ((Appraisal 1 + Appraisal 2)/2) + Appraisal 3
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   and such will be the final valuation.

   6.   BORROWING AGAINST SHARE
          By Mutual written agreement of the Parties, a Party may seek to borrow against its share of proceeds under this JVA

   7.   INTANGIBLE AND INTELLECTUAL PROPERTY.

          Any intangible and intellectual property including to, but not limited to

             (a). Writings (such as books, catalogues, pamphlets and brochures); images (such as photographs, videos, films, prints, posters, postcards, website images (including thumbnail images for on-line indexes)); movie, television, video and media rights; all of these to included print, digital, or other mechanical means or any other media now known or later developed.
             (b). rights of publicity and rights of privacy;
             (c). any and all derivative works associated with the Project;
             (d). the marketing of any souvenir items associated with the Project; and
             (e). any or all rights in copyright or trademarks associated with the Project, shall be the property of Admiralty. Admiralty (at its sole discretion) shall develop and market such intangible and intellectual property rights in the Project.

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     Corazon & Corazon is in the process of writing a book and producing a video concerning Corazon & Corazon. Some reference may be made in these works to the activities of this JVA. It is understood that the focus will be Corazon & Corazon and not ships found as a result of this JVA.

     8. PROPRIETARY TECHNOLOGIES. Admiralty stipulates, and Corazon agrees, that in discharging its duties under this JVA, Admiralty will be employing proprietary technologies and trade secrets in the search for, recovery, and conservation of property from the site, pursuant to the Project. Under no circumstances will this JVA be construed as granting a license to Corazon, transferring to Corazon, or giving access to Corazon for these proprietary technologies and trade secrets, provided, however, that Admiralty hereby grants a royalty-free license to the Joint Venture created by this Agreement to utilize such technologies and trade secrets for the purposes set forth above. Admiralty may take all measures necessary to exclude Corazon's officers, employees, agents, vendors and contractors from access to these proprietary technologies and trade secrets. In the event that Admiralty decides to grant such access (at its sole discretion), such access may be conditioned under confidentiality terms and conditions to be stipulated by Admiralty.

     9. JVA GOVERNANCE. As stipulated in sections 1 and 2 above, Admiralty and Corazon will fully cooperate in the successful pursuance of the Project. As indicated in those sections, Admiralty has the primary operational role for all aspects of the Project, but hereby recognizes its duty to regularly inform and consult with Corazon on all aspects of the Project. At any time, Corazon may request and obtain from Admiralty a full accounting of Project funds, finances, and expenses.

     10. PROJECT PHASES. The initial term of this JVA shall be six (6) months. If at the conclusion of six months, no significant find of property at the site has been made, the JVA may be terminated by either Party at their sole discretion. If a significant find of property at the site has been made by the conclusion of the six month initial term, the JVA will be deemed to be extended of further term of two (2) years. At the conclusion of that two (2) year period, the JVA will be extended for further two (2) year terms, unless the Parties mutually agree to terminate the JVA.

     11.  DISPUTE SETTLEMENT PROVISIONS.

          A. Sub-Section A. Should any dispute arise out of this JVA (other than in regard to sections 7 and 8), the matter in dispute shall be referred to three persons for arbitration at Washington, District of Columbia, one arbitrator to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purpose of enforcing any award, this agreement may be made a rule of any court in the United States. This JVA shall be governed by the federal maritime law of the United States of America, and shall be construed as a contract for salvage and /or co-salvage. Any arbitration proceedings contemplated under this sub-section shall be conducted in accordance with

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             the Rules of the Society of Maritime Arbitrators, Inc. The
             arbitrators shall be members of the Society of Maritime Arbitrators, Inc.

          B. Sub-Section B. Should any controversy, claim or dispute arise out of the Parties' performance or lack of performance of their obligations under sections 7 and 8 of this JVA, the matter in dispute shall be referred to three persons for arbitration at Washington, District of Columbia, one arbitrator to be appointed by each of the Parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final. Sections 7 and 8 of the JVA shall be governed by the laws of New York. Any arbitration proceedings contemplated under this sub-section shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.


     12. AGREEMENT AMENDMENTS AND NOTIFICATIONS. This JVA reflects the full agreement of the Parties. The JVA may be amended by the written, mutual agreement of the Parties. Any notifications required under this JVA shall be made in writing, transmitted by courier, post, facsimile to the contact addresses listed below (or as they may be changed from time to time by subsequent notification).













     /s/ G. Howard Collingwood                     /s/ Dr. Steven Foster
     -------------------------                     ---------------------

     G. Howard Collingwood, CEO & COB              Dr. Steven Foster
     Admiralty Corporation                         Corazon & Corazon
     3490 Piedmont Road, #304                      2705 Airport Road, Suite 101
     Atlanta, GA 30305                             Dalton, GA 30721
     404-231-8500 Office                           706-275-4444 Office
     404-231-9400 Fax                                       404-428-2297 Cell
     404-433-5272 Cell

     Date 3-23-05                                  Date  3-23-05